EXHIBIT 99.3
Dear ACC Team:
It is with great pleasure that we inform you, late last night, we issued a press release announcing that we have entered into a definitive merger agreement with GMH Communities Trust, pursuant to which we will be acquiring their student housing business. The press release is attached and posted on our website at www.studenthousing.com in the investor relations section.
After the completion of the transactions, we will more than double in size. Including our current portfolio, American Campus will own and manage 83 student housing communities containing approximately 51,600 beds. We will own a minority joint venture interest in an additional 23 properties containing 13,200 beds, and will provide third party management services for 38 communities containing 26,600 beds. In total, our owned, joint venture and third party managed portfolio will contain 144 properties containing 91,400 beds, all under our management. Our total enterprise value will increase from $1.3 to $2.4 billion and we will be welcoming more than 1,000 of GCT’s regional and field employees to our ACC family.
These types of public transactions are complex and take time to consummate. The transaction is subject to certain closing conditions, including approval by GCT’s shareholders and the sale of their Military Housing Division prior to the closing of the transaction. Management currently believes that the process should be completed within the next 90 days.
In the three years since our IPO, your hard work and dedication have put us in the position to execute a transaction of this magnitude. We are confident, that together, we will continue to accomplish great things! We will be conducting an investor call at 12 p.m. CT this afternoon to discuss the transaction. You are all invited to listen in. We have also posted a presentation overview of the transaction on our website.
As always, thanks for your continued hard work and commitment to excellence.
Bill